Exhibit 3.6

CERTIFICATE OF CORRECTION

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

AMGEN INC.

A Delaware Corporation

Amgen Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

1. The name of the Company is Amgen Inc.

2. A Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on January 9, 2006 and such Certificate of Incorporation requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of such Certificate of Incorporation to be corrected is that clause (i) of Article SIXTH thereof contains a typographical error, inaccurately using the term “reach” instead of accurately using the term “breach.”

4. The Certificate of Incorporation is hereby corrected by replacing Article SIXTH in its entirety with the following:

“SIXTH: A director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.”

5. All other provisions of the Certificate of Incorporation remain unchanged.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Correction to be executed as of the 11th day of May 2009.

AMGEN INC.

By:	/s/ ANDREA A. ROBINSON
Andrea A. Robinson
Assistant Secretary and Associate General Counsel